Filed Pursuant to Rule 433
Registration No. 333-131262

This material is for your private information, and Wachovia Capital Markets, LLC ( the “Underwriter”) is not soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC (SEC File No. 333-131262) for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8am-5pm EST). The certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a ‘‘when, as and if issued’’ basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any ‘‘indications of interest’’ expressed by you, and any ‘‘soft circles’’ generated by us, will not create binding contractual obligations for you or us. As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any Underwriter will have any obligation to you to deliver any portion of the certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriter provide to you information in connection with your consideration of the purchase of certain certificates described in this information. This information is being provided to you for informative purposes only in response to your specific request. The Underwriter described in this information may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this information. The Underwriter and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this information. The information contained herein supersedes any previous such information delivered to you and may be superseded by information delivered to you prior to the time of sale. Notwithstanding anything herein to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal, state and local income ‘‘tax treatment’’ and ‘‘tax structure’’ (in each case, within the meaning of Treasury Regulation Section 1.6011-4) and all materials of any kind (including opinions or other tax analyses) of the transaction contemplated hereby that are provided to you (or your representatives) relating to such tax treatment and tax structure, other than the name of the issuer or information that would permit identification of the issuer, and except that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal, state and local income tax treatment or tax structure of the transaction.

WBCMT 2006 C26 Multifamily Data

Loan Issuer	Property Name	Property Address	Property City	Property State	Property Zip Code	County

Wachovia	Lantern Colonial Pool	Various	Lincolnton	NC	28092	Lincoln
	Lantern Ridge Apartments	202 Lantern Ridge Drive	Lincolnton	NC	28092	Lincoln
	Colonial Village Apartments	324 Colonial Village Drive	Lincolnton	NC	28092	Lincoln
Wachovia	North Hampton Mobile Home Park & Self Storage Facility (1)	203 Lafayette Road	North Hampton	NH	03862	Rockingham
Wachovia	AMLI at Killian Creek	2300 Country Walk	Snellville	GA	30039	Gwinnet
Wachovia	Pinnacle View Apartments	7600 Montgomery Boulevard NE	Albuquerque	NM	87109	Bernalillo
Wachovia	The Cottages of Monroe	1633 Breedlove Drive	Monroe	GA	30655	Walton
Wachovia	Reserve at Charles Place Apartments	4701 Charles Place	Plano	TX	75093	Collin
Wachovia	La Ventana Apartment Homes	2901 N. Rainbow Boulevard	Las Vegas	NV	89108	Clark
Wachovia	Silver Shadow Apartments	8301 W. Charleston Boulevard	Las Vegas	NV	89117	Clark
Wachovia	Sunrise Springs Apartment Homes	4455 E. Twain Avenue	Las Vegas	NV	89121	Clark
Wachovia	The Towers of Dadeland	8390 South Dixie Highway	Miami	FL	33143	Miami-Dade
Wachovia	Hermitage Apartments	2130 Westmead Drive	Decatur	AL	35603	Morgan
Wachovia	Cedar Point Apartments	3154 Berry Lane	Roanoke	VA	24018	Roanoke
Wachovia	The Falls at Quail Lake Apartments	884 Quail Lake Circle	Colorado Springs	CO	80906	El Paso
Wachovia	Hickory Creek	2344 Hickory Creek Drive	Richmond	VA	23294	Henrico
Wachovia	Chatham Wood Apts.	808 Lakecrest Ave	High Point	NC	27265	Guilford
Wachovia	Madison at Adams Farm Apartments	5202 Fox Hunt Dr.	Greensboro	NC	27407	Guilford
Wachovia	Saddle Club Apartments	3730 S. Mill Avenue	Tempe	AZ	85282	Maricopa
Wachovia	Pines Point Apartments	3102 Oradell Lane	Dallas	TX	75220	Dallas
Wachovia	Tree Tops at Post Oak	4510 & 4530 Briar Hollow Place	Houston	TX	77027	Harris
Wachovia	Westfield Apartments	14405 Rio Bonito	Houston	TX	77083	Harris
AMCC	Ashford Manor Apartments	2320 Tucumcari Drive & 6153, 6157, 6161, 6201, 6205, 6209 & 6212 Camino De Rosa Drive	Las Vegas	NV	89108	Clark
AMCC	Casa Del Verde Apartments	5328 Montgomery Boulevard NE	Albuquerque	NM	87109	Bernalillo
AMCC	Greenbriar Apartments	2406 West Frank Avenue	Lufkin	TX	75904	Angelina
AMCC	Spanish Trace	1919-1939 East Grauwyler Road	Irving	TX	75061	Dallas
AMCC	Morgan Pointe Apartments	300 Morgan Pointe	Morgantown	WV	26505	Monongalia
AMCC	Embassy Apartments	1415 West Airport Freeway	Irving	TX	75062	Dallas

Loan Issuer	Property Name	General Property Type	Specific Property Type	Current Loan Amount	Elevator Buildings	Utilities Tenant Pays	Number of Studio Units

Wachovia	Lantern Colonial Pool	Multifamily	Conventional	$7,426,175	N	E	0
	Lantern Ridge Apartments	Multifamily	Conventional	$0	N	E	0
	Colonial Village Apartments	Multifamily	Conventional	$0	N	E	0
Wachovia	North Hampton Mobile Home Park & Self Storage Facility (1)	Mobile Home Park	Mobile Home Park	$3,760,000	N	E,G	123 (2)
Wachovia	AMLI at Killian Creek	Multifamily	Conventional	$21,000,000	N	E,W	0
Wachovia	Pinnacle View Apartments	Multifamily	Conventional	$8,700,000	N	E,G	0
Wachovia	The Cottages of Monroe	Multifamily	Conventional	$6,600,000	N	None	0
Wachovia	Reserve at Charles Place Apartments	Multifamily	Conventional	$20,475,000	N	None	0
Wachovia	La Ventana Apartment Homes	Multifamily	Conventional	$18,200,000	N	E,W,S,T	0
Wachovia	Silver Shadow Apartments	Multifamily	Conventional	$14,950,000	N	E,W,S,T	0
Wachovia	Sunrise Springs Apartment Homes	Multifamily	Conventional	$13,250,000	N	E	0
Wachovia	The Towers of Dadeland	Multifamily	Conventional	$21,100,000	Y	E	0
Wachovia	Hermitage Apartments	Multifamily	Conventional	$1,648,876	N	E	0
Wachovia	Cedar Point Apartments	Multifamily	Conventional	$4,795,668	N	E,G	0
Wachovia	The Falls at Quail Lake Apartments	Multifamily	Conventional	$9,200,000	N	E	0
Wachovia	Hickory Creek	Multifamily	Conventional	$18,500,000	N	E,G,W,S	0
Wachovia	Chatham Wood Apts.	Multifamily	Conventional	$7,350,000	N	E,G	0
Wachovia	Madison at Adams Farm Apartments	Multifamily	Conventional	$20,250,000	N	E,G	0
Wachovia	Saddle Club Apartments	Multifamily	Conventional	$25,000,000	N	E	63
Wachovia	Pines Point Apartments	Multifamily	Section 42	$6,000,000	N	E,W,S,T	4
Wachovia	Tree Tops at Post Oak	Multifamily	Conventional	$6,670,000	Y	W,E,T,C	0
Wachovia	Westfield Apartments	Multifamily	Conventional	$13,950,000	N	E,W,S	0
AMCC	Ashford Manor Apartments	Multifamily	Conventional	$11,490,742	N	E,G	120
AMCC	Casa Del Verde Apartments	Multifamily	Conventional	$4,800,000	Y	NAV	0
AMCC	Greenbriar Apartments	Multifamily	Conventional	$4,000,000	N	E,G,W	0
AMCC	Spanish Trace	Multifamily	Conventional	$2,500,000	N	NAV	0
AMCC	Morgan Pointe Apartments	Multifamily	Student Housing	$2,198,399	N	E,W,S	0
AMCC	Embassy Apartments	Multifamily	Conventional	$2,000,000	N	E	5

Loan Issuer	Property Name	Number of 1 BR Units	Number of 2 BR Units	Number of 3 BR Units	Number of 4+ BR Units	Average Rent; Rent Ranges - Studio Units	Average Rent; Rent Ranges - 1 BR Units	Average Rent; Rent Ranges - 2 BR Units

Wachovia	Lantern Colonial Pool	Various	Various	Various	0	0	0	0
	Lantern Ridge Apartments	48	0	0	0	0;0-0	419;400-495	0;0-0
	Colonial Village Apartments	51	114	6	0	0;0-0	375;375-375	481;450-495
Wachovia	North Hampton Mobile Home Park & Self Storage Facility (1)	0	0	0	0	345;345-345	0;0-0	0;0-0
Wachovia	AMLI at Killian Creek	106	118	32	0	0;0-0	824;765-955	1068;939-1188
Wachovia	Pinnacle View Apartments	64	128	24	0	0;0-0	533;520-545	645;620-670
Wachovia	The Cottages of Monroe	12	32	0	0	0;0-0	1465;1465-1465	1639;1545-1645
Wachovia	Reserve at Charles Place Apartments	16	102	138	8	0;0-0	895;895-895	1123;1080-1228
Wachovia	La Ventana Apartment Homes	106	152	0	0	0;0-0	760;760-760	873;805-905
Wachovia	Silver Shadow Apartments	34	104	64	0	0;0-0	785;785-785	905;905-905
Wachovia	Sunrise Springs Apartment Homes	66	88	40	0	0;0-0	730;730-730	860;860-860
Wachovia	The Towers of Dadeland	54	66	0	0	0;0-0	1672;1483-2135	1952;1830-2177
Wachovia	Hermitage Apartments	40	44	16	0	0;0-0	350;350-350	425;425-425
Wachovia	Cedar Point Apartments	0	108	42	0	0;0-0	0;0-0	685;675-735
Wachovia	The Falls at Quail Lake Apartments	32	112	12	0	0;0-0	650;650-650	781;749-799
Wachovia	Hickory Creek	124	170	0	0	0;0-0	725;695-755	785;685-885
Wachovia	Chatham Wood Apts.	112	96	0	0	0;0-0	500;432-568	652;532-772
Wachovia	Madison at Adams Farm Apartments	140	256	104	0	0;0-0	613;540-685	747;594-900
Wachovia	Saddle Club Apartments	243	208	0	0	537;537-537	648;648-648	753;753-753
Wachovia	Pines Point Apartments	260	54	0	0	200;200-200	422;375-450	614;585-640
Wachovia	Tree Tops at Post Oak	89	23	0	0	0;0-0	802;715-875	1118;976-1195
Wachovia	Westfield Apartments	296	128	0	0	0;0-0	556;520-620	699;665-815
AMCC	Ashford Manor Apartments	80	62	0	0	560;560-560	675;675-675	756;750-775
AMCC	Casa Del Verde Apartments	72	65	0	0	0	620;620-620	733;710-805
AMCC	Greenbriar Apartments	128	56	0	0	0	408;345-445	526;515-535
AMCC	Spanish Trace	80	56	0	0	0	549;549-549	682;679-700
AMCC	Morgan Pointe Apartments	22	26	0	0	0	525;525-525	725;725-725
AMCC	Embassy Apartments	60	43	2	0	390;390-390	440;440-440	563;542-596

Loan Issuer	Property Name	Average Rent; Rent Ranges -3 BR Units	Average Rent; Rent Ranges - 4+ BR Units	DSCR	LTV	Remaining Amort	Remaining IO	Remaining Term

Wachovia	Lantern Colonial Pool	0	0	1.21	80.0%	358	0	118
	Lantern Ridge Apartments	0;0-0	0;0-0	NA	NA	NA	NA	NA
	Colonial Village Apartments	575;575-575	0;0-0	NA	NA	NA	NA	NA
Wachovia	North Hampton Mobile Home Park & Self Storage Facility (1)	0;0-0	0;0-0	1.23	80.0%	360	11	119
Wachovia	AMLI at Killian Creek	1097;995-1269	0;0-0	1.36	78.2%	IO	119	119
Wachovia	Pinnacle View Apartments	815;810-820	0;0-0	1.21	78.4%	360	59	119
Wachovia	The Cottages of Monroe	0;0-0	0;0-0	1.24	76.7%	360	17	119
Wachovia	Reserve at Charles Place Apartments	1313;1135-1555	1675;1645-1705	1.57	65.0%	IO	120	120
Wachovia	La Ventana Apartment Homes	0;0-0	0;0-0	1.20	71.9%	360	59	119
Wachovia	Silver Shadow Apartments	1005;1005-1005	0;0-0	1.20	69.9%	360	59	119
Wachovia	Sunrise Springs Apartment Homes	975;975-975	0;0-0	1.20	69.4%	360	59	119
Wachovia	The Towers of Dadeland	0;0-0	0;0-0	1.21	57.2%	360	62	122
Wachovia	Hermitage Apartments	525;525-525	0;0-0	1.41	64.7%	359	0	119
Wachovia	Cedar Point Apartments	925;925-925	0;0-0	1.38	77.4%	359	0	119
Wachovia	The Falls at Quail Lake Apartments	1050;1050-1050	0;0-0	1.24	80.0%	360	58	118
Wachovia	Hickory Creek	0;0-0	0;0-0	1.22	70.6%	360	72	120
Wachovia	Chatham Wood Apts.	0;0-0	0;0-0	1.25	74.9%	360	72	120
Wachovia	Madison at Adams Farm Apartments	840;680-1000	0;0-0	1.32	73.9%	360	72	120
Wachovia	Saddle Club Apartments	0;0-0	0;0-0	1.25	79.1%	IO	60	60
Wachovia	Pines Point Apartments	0;0-0	0;0-0	1.21	75.0%	300	23	119
Wachovia	Tree Tops at Post Oak	0;0-0	0;0-0	1.39	78.5%	IO	60	60
Wachovia	Westfield Apartments	0;0-0	0;0-0	1.20	79.7%	360	21	117
AMCC	Ashford Manor Apartments	0	0	1.29	73.3%	359	0	119
AMCC	Casa Del Verde Apartments	0	0	1.26	73.8%	360	0	120
AMCC	Greenbriar Apartments	0	0	1.24	65.6%	240	0	240
AMCC	Spanish Trace	0	0	1.30	75.8%	360	24	120
AMCC	Morgan Pointe Apartments	0	0	1.31	73.3%	359	0	119
AMCC	Embassy Apartments	750;750-750	0	1.30	71.9%	360	23	119

		Average Rents and Range of Rents Breakout

Loan Issuer	Property Name	Average Rent - Studio Units	Rent Ranges - Studio Units	Average Rent - 1 BR Units	Rent Ranges - 1 BR Units	Average Rent - 2 BR Units	Rent Ranges - 2 BR Units	Average Rent - 3 BR Units	Rent Ranges - 3 BR Units	Average Rent - 4+ BR Units	Rent Ranges - 4+ BR Units

Wachovia	Lantern Colonial Pool	0	0-0	0	0-0	0	0-0	0	0-0	0	0-0
	Lantern Ridge Apartments	0	0-0	419	400-495	0	0-0	0	0-0	0	0-0
	Colonial Village Apartments	0	0-0	375	375-375	481	450-495	575	575-575	0	0-0
Wachovia	North Hampton Mobile Home Park & Self Storage Facility (1)	345	345-345	0	0-0	0	0-0	0	0-0	0	0-0
Wachovia	AMLI at Killian Creek	0	0-0	824	765-955	1068	939-1188	1097	995-1269	0	0-0
Wachovia	Pinnacle View Apartments	0	0-0	533	520-545	645	620-670	815	810-820	0	0-0
Wachovia	The Cottages of Monroe	0	0-0	1465	1465-1465	1639	1545-1645	0	0-0	0	0-0
Wachovia	Reserve at Charles Place Apartments	0	0-0	895	895-895	1123	1080-1228	1313	1135-1555	1675	1645-1705
Wachovia	La Ventana Apartment Homes	0	0-0	760	760-760	873	805-905	0	0-0	0	0-0
Wachovia	Silver Shadow Apartments	0	0-0	785	785-785	905	905-905	1005	1005-1005	0	0-0
Wachovia	Sunrise Springs Apartment Homes	0	0-0	730	730-730	860	860-860	975	975-975	0	0-0
Wachovia	The Towers of Dadeland	0	0-0	1672	1483-2135	1952	1830-2177	0	0-0	0	0-0
Wachovia	Hermitage Apartments	0	0-0	350	350-350	425	425-425	525	525-525	0	0-0
Wachovia	Cedar Point Apartments	0	0-0	0	0-0	685	675-735	925	925-925	0	0-0
Wachovia	The Falls at Quail Lake Apartments	0	0-0	650	650-650	781	749-799	1050	1050-1050	0	0-0
Wachovia	Hickory Creek	0	0-0	725	695-755	785	685-885	0	0-0	0	0-0
Wachovia	Chatham Wood Apts.	0	0-0	500	432-568	652	532-772	0	0-0	0	0-0
Wachovia	Madison at Adams Farm Apartments	0	0-0	613	540-685	747	594-900	840	680-1000	0	0-0
Wachovia	Saddle Club Apartments	537	537-537	648	648-648	753	753-753	0	0-0	0	0-0
Wachovia	Pines Point Apartments	200	200-200	422	375-450	614	585-640	0	0-0	0	0-0
Wachovia	Tree Tops at Post Oak	0	0-0	802	715-875	1118	976-1195	0	0-0	0	0-0
Wachovia	Westfield Apartments	0	0-0	556	520-620	699	665-815	0	0-0	0	0-0
AMCC	Ashford Manor Apartments	560	560-560	675	675-675	756	750-775	0	0-0	0	0-0
AMCC	Casa Del Verde Apartments	0	0-0	620	620-620	733	710-805	0	0-0	0	0-0
AMCC	Greenbriar Apartments	0	0-0	408	345-445	526	515-535	0	0-0	0	0-0
AMCC	Spanish Trace	0	0-0	549	549-549	682	679-700	0	0-0	0	0-0
AMCC	Morgan Pointe Apartments	0	0-0	525	525-525	725	725-725	0	0-0	0	0-0
AMCC	Embassy Apartments	390	390-390	440	440-440	563	542-596	750	750-750	0	0-0

Loan Issuer	Property Name	Principals (Individuals)

Wachovia	Lantern Colonial Pool	James Tarlton, Jr. and Llyod Trotter
	Lantern Ridge Apartments	Llyod Trotter
	Colonial Village Apartments	Llyod Trotter
Wachovia	North Hampton Mobile Home Park & Self Storage Facility (1)	Joseph Roy
Wachovia	AMLI at Killian Creek	Scott Knauer
Wachovia	Pinnacle View Apartments	Mark Hamilton and Anthony Zanze
Wachovia	The Cottages of Monroe	A. Wayne Johnson
Wachovia	Reserve at Charles Place Apartments	Robert Robotti
Wachovia	La Ventana Apartment Homes	Myron Lieberman
Wachovia	Silver Shadow Apartments	Myron Lieberman
Wachovia	Sunrise Springs Apartment Homes	Myron Lieberman
Wachovia	The Towers of Dadeland	The Green Companies
Wachovia	Hermitage Apartments	William R. Collins
Wachovia	Cedar Point Apartments	Allen J. Brock
Wachovia	The Falls at Quail Lake Apartments	Mark Hamilton and Anthony Zanze
Wachovia	Hickory Creek	John Saunders
Wachovia	Chatham Wood Apts.	John Saunders
Wachovia	Madison at Adams Farm Apartments	John Saunders
Wachovia	Saddle Club Apartments	ENZO Investments
Wachovia	Pines Point Apartments	William E. Baldridge
Wachovia	Tree Tops at Post Oak	Walter J. Ruloff
Wachovia	Westfield Apartments	William E. Baldridge
AMCC	Ashford Manor Apartments	Ernest A. Becker, IV
AMCC	Casa Del Verde Apartments	Karl Neiders
AMCC	Greenbriar Apartments	Richard P. Ainsworth, Rufus H. Duncan, Jr. & Harriet D. Tamminga
AMCC	Spanish Trace	Brian Schwartz
AMCC	Morgan Pointe Apartments	Joseph E. Moser II, Joseph E. Moser & Joe H. Weiss
AMCC	Embassy Apartments	Vinodbhai T. Patel

(1)

With respect to North Hampton Mobile Home Park & Self Storage, the subject property also includes 13,800 square feet (109 units) of self storage that accounted for $119,160 of the $628,380 underwritten base rent.  As of 3/31/2006 the self storage portion of the collateral was 94.11% occupied.

(2)	With respect to North Hampton Mobile Home Park & Self Storage, the # studio units represents the number of single-wide pads available for rent to coach owners.